Rhinebeck Bancorp, Inc. Reports Results for the Quarter and Year Ended December 31, 2023

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, January 25, 2024 /ACCESSWIRE/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended December 31, 2023 of $930,000 ($0.09 per basic and diluted share), which was $122,000, or 15.1%, higher than the comparable prior year period. Net income for the year ended December 31, 2023 of $4.4 million ($0.41 per basic and $0.40 per diluted share) was $2.6 million, or 37.2%, less than the prior year.

The increase in net income for the quarter ended December 31, 2023 was primarily due to an increase in non-interest income and decreases in the provision for credit losses and non-interest expenses, partially offset by a decrease in net interest income as compared to the quarter ended December 31, 2022. The decrease in net income for the year ended December 31, 2023 was primarily due to a decrease in net interest income and an increase in the provision for credit losses, partially offset by a decrease in operating expenses. The Company’s return on average assets and return on average equity were 0.28% and 3.43% for the fourth quarter of 2023, respectively, as compared to 0.24% and 2.99% for the fourth quarter of 2022, respectively. The Company’s return on average assets and return on average equity were 0.33% and 4.03% for the year ended December 31, 2023, respectively, as compared to 0.54% and 6.06% for the year ended December 31, 2022, respectively.

President and Chief Executive Officer Michael J. Quinn said, “The past year was a period of rapidly rising interest rates and tightening of the money supply. Together, they impaired the ability of banks to generate new deposits and fund new loans. Looking forward, the Fed is signaling some rate decreases in the coming year, which we anticipate will result in more normal conditions, leading to the easing of deposit rates and improving demand for loans. We expect our deposit activity to normalize and are forecasting growth in certain segments of our loan book for the year. This past year, we increased our tangible book value per share to $10.04, an increase of 7.4% over the prior year, and we continue to focus on improving results through the beneficial pricing of assets and liabilities, as well as reducing operating costs.”

Income Statement Analysis

Net interest income decreased $615,000, or 6.3%, to $9.1 million for the three months ended December 31, 2023, from $9.8 million for the three months ended December 31, 2022. Net interest income for the year ended December 31, 2023 decreased $3.9 million, or 9.3%, to $38.0 million, compared to $41.8 million for the prior year. The decreases on both a quarterly and annual basis were primarily due to higher costs and average balances of deposits and borrowings, and a shift in deposits from transaction accounts to certificates of deposit. The decrease was partially offset by higher yields on interest earning assets. The increased yield on interest-earning assets and the increased costs of our interest-bearing liabilities were mostly due to the rising interest rate environment over the past year.

For the three months ended December 31, 2023, the average balance of interest-earning assets decreased by $1.2 million, or 0.1%, to $1.22 billion while the average yield improved by 74 basis points to 5.05%, when compared to the three months ended December 31, 2022. The average balance of interest-bearing liabilities increased by $35.9 million, or 4.1%, and the cost of interest-bearing liabilities increased by 118 basis points to 2.78%.  The overall interest rate spread decreased by 113 basis points to 2.27% for the three months ended December 31, 2023.

For the year ended December 31, 2023, the average balance of interest-earning assets grew by $30.7 million, or 2.5%, to $1.24 billion and the average yield improved by 87 basis points to 4.88%, when compared to the year ended December 31, 2022. The average balance of interest-bearing liabilities increased by $76.4 million, or 9.0%, and the cost of interest-bearing liabilities increased by 165 basis points to 2.44%.  The overall interest rate spread decreased by 78 basis points to 2.44% for the year ended December 31, 2023.

The provision for credit losses on loans decreased by $72,000, from $302,000 for the quarter ended December 31, 2022 to $230,000 for the current quarter. The provision for credit losses on loans increased $288,000, from $1.4 million for the year ended December 31, 2022 to $1.7 million for the year ended December 31, 2023. The decrease to the provision for the three months ended December 31, 2023 was primarily attributable to decreased loan production during the quarter. The increase to the provision for the year ended December 31, 2023 was primarily attributable to an increase in loan balances and changes to qualitative factors in response to changing economic conditions.

Net charge-offs decreased $205,000 from $851,000 for the fourth quarter of 2022 to net charge-offs of $646,000 for the fourth quarter of 2023. The decrease was primarily due to a commercial loan charge off in the fourth quarter of 2022 of $449,000. Net charge-offs increased $1.1 million from $1.0 million for the year 2022 to $2.1 million for the year 2023. The increase was primarily due to a $710,000 charge-off of one commercial loan in the second quarter of 2023 and increased net charge-offs in indirect automobile loans of $642,000. The percentage of overdue account balances to total loans decreased to 1.90% as of December 31, 2023 from 2.29% as of December 31, 2022, while non-performing assets decreased $217,000, or 4.9%, to $4.2 million at December 31, 2023.

Non-interest income totaled $1.4 million for the three months ended December 31, 2023, an increase of $107,000, or 8.3%, from the comparable period in the prior year, due primarily to a gain on the disposal of premises and equipment of $10,000 as opposed to a loss of $38,000 in the fourth quarter of 2022 and an increase in other non-interest income.

Non-interest income totaled $5.8 million for the year ended December 31, 2023, a decrease of $116,000, or 2.0%, from the comparable period in the prior year, due primarily to a decrease in the net gain on sales of mortgage loans as activity decreased due to fewer originations in the increasing interest rate environment and a strategic decision to hold new production in our portfolio instead of selling these loans. Gain on sales of mortgage loans decreased $746,000, or 86.3%, compared to the prior year as we sold $4.8 million of residential mortgage loans in the year 2023 as compared to $23.8 million in 2022. Investment advisory income decreased $69,000, or 5.6%, primarily the result of a challenging investment market and economic conditions. These decreases were partially offset by a $221,000 gain on life insurance, the prior year period net realized loss on the sale of securities of $170,000 and a $148,000 increase in other non-interest income as the income from mortgage servicing rights increased.

For the fourth quarter of 2023, non-interest expense totaled $9.1 million, a decrease of $471,000, or 4.9%, over the comparable 2022 period. The decrease was primarily due to a decrease in salaries and benefits of $612,000, or 11.8%, as the number of employees decreased due to a Company-wide reduction in force of approximately 5%. Occupancy expense decreased $148,000, or 12.4%, due to a branch closure at the end of 2022. These decreases were partially offset by an impairment charge of $375,000 in the fourth quarter of 2023, as we entered into an agreement for the property sale of our Beacon Branch in Wappingers Falls, NY. The sale is expected to close in the first quarter of 2024. Data processing fees and insurance expense both increased by $75,000 and $81,000, respectively.

For the year ended December 31, 2023, non-interest expense totaled $36.4 million, a decrease of $993,000, or 2.7%, over 2022. The decrease was primarily due to a decrease in salaries and benefits of $2.1 million as the number of employees decreased when the Company made the difficult decision to layoff approximately 5% of its workforce in the first quarter of 2023, a decrease in occupancy expense of $327,000 due to the closure of our Monroe branch at the end of 2022 and a decrease in marketing fees of $138,000 due to decreased advertising. These decreases were partially offset by the growth in other non-interest expense of $533,000, or 8.9%, primarily due to a decrease in deferred loan commitments and inflationary pressures on our service contracts, an increase in FDIC deposit insurance assessments of $403,000, or 48.6%, due to an increased assessment rate, and the aforementioned impairment charge of $375,000 on our Beacon Branch.

Balance Sheet Analysis

Total assets decreased $22.8 million, or 1.7%, to $1.313 billion at December 31, 2023 from $1.336 billion at December 31, 2022. Available for sale securities decreased $31.7 million, or 14.2%, primarily due to paydowns, calls and maturities of $34.1 million, partially offset by a decrease in unrealized loss on available for sale securities of $2.7 million. Cash and cash equivalents decreased $9.3 million, or 29.5%, primarily due to a decrease in deposits held at the Federal Home Loan Bank of New York and the Federal Reserve Bank of New York as both cash and paydowns on securities were used to help fund deposit outflows. Loans receivable increased $14.5 million, as commercial real estate loans increased $57.5 million or 15.5% and residential real estate loans increased $23.5 million, or 43.8%, while indirect automobile loans decreased $63.0 million, or 13.8%. The increase in commercial real estate loans was primarily due to the closing of three large loans, secured by an auto dealership, a retail shopping center and a self-storage facility. The increase in residential real estate loans reflected the strategic decision to hold new production in our portfolio instead of selling these loans. The decrease in our indirect automobile portfolio was due to a strategic decision to decrease that loan portfolio as a percentage of our balance sheet. Federal Home Loan Bank stock increased $3.3 million covering the requirement for additional borrowings, property and equipment decreased $1.2 million, or 6.2%, and other assets increased $1.2 million, or 6.9%, as the fair value of our derivatives increased.

Past due loans decreased $3.5 million, or 15.6%, between December 31, 2022 and December 31, 2023, finishing at $19.2 million, or 1.90%, of total loans, down from $22.7 million, or 2.29%, of total loans at year-end 2022. Our allowance for credit losses was 0.81% of total loans and 194.26% of non-performing loans at December 31, 2023 as compared to 0.80% of total loans and 179.54% of non-performing loans at December 31, 2022. Non-performing loans totaled $4.2 million and other real estate owned totaled $25,000 at December 31, 2023.

Total liabilities decreased $28.3 million, or 2.3%, to $1.200 billion at December 31, 2023 from $1.228 billion at December 31, 2022 due to a decrease in deposits, partially offset by an increase in borrowings. Deposits decreased $99.4 million, or 8.8%. Interest bearing deposits decreased $65.7 million, or 7.8%, and non-interest bearing deposits decreased $33.8 million, or 11.9%, as some depositors withdrew funds in reaction to the highly publicized bank failures in the first quarter of 2023 and as competition for deposits increased. Advances from the Federal Home Loan Bank increased $70.3 million, or 121.9%. At December 31, 2023, uninsured deposits represented approximately 29% of the Bank’s total deposits.

Stockholders' equity increased $5.6 million, or 5.1%, to $113.7 million at December 31, 2023. The increase was primarily due to net income of $4.4 million and a $2.7 million decrease in accumulated other comprehensive loss primarily reflecting valuation changes in our available-for-sale securities portfolio and the defined benefit pension plan due to current financial market conditions. The increase was partially offset by the repurchase of 200,000 shares of the Company’s stock, totaling $1.4 million, and a reduction in retained earnings of $633,000 due to the adoption of the current expected credit loss standard on January 1, 2023. The Company's ratio of average equity to average assets was 8.19% for the year ended December 31, 2023 and 8.91% for the year ended December 31, 2022.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its fourteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, changes in asset quality, loan sale volumes, charge-offs and loan loss provisions, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, political developments, a potential government shutdown, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Interest and Dividend Income
Interest and fees on loans	$14,230	$12,207	$55,077	$44,419
Interest and dividends on securities	1,152	1,004	4,409	3,848
Other income	202	115	1,173	325
Total interest and dividend income	15,584	13,326	60,659	48,592
Interest Expense
Interest expense on deposits	4,795	2,838	17,617	5,611
Interest expense on borrowings	1,646	730	5,077	1,145
Total interest expense	6,441	3,568	22,694	6,756
Net interest income	9,143	9,758	37,965	41,836
Provision for credit losses	230	302	1,702	1,414
Net interest income after provision for credit losses	8,913	9,456	36,263	40,422
Non-interest Income
Service charges on deposit accounts	716	704	2,880	2,829
Net realized loss on sales and calls of securities	—	—	—	(170)
Net gain on sales of loans	26	24	118	864
Increase in cash surrender value of life insurance	172	159	665	640
Gain (loss) on disposal of premises and equipment	10	(38)	46	(38)
Gain on life insurance	3	—	221	—
Investment advisory income	300	301	1,164	1,233
Other	173	143	686	538
Total non-interest income	1,400	1,293	5,780	5,896
Non-interest Expense
Salaries and employee benefits	4,594	5,206	19,459	21,599
Occupancy	1,041	1,189	4,256	4,583
Data processing	536	461	2,015	1,882
Professional fees	447	451	1,919	1,743
Marketing	177	235	555	693
FDIC deposit insurance and other insurance	308	227	1,232	829
Other real estate owned expense	3	—	3	—
Amortization of intangible assets	21	24	88	99
Write-down on branch held-for-sale	375	—	375	—
Other	1,620	1,800	6,527	5,994
Total non-interest expense	9,122	9,593	36,429	37,422
Income before income taxes	1,191	1,156	5,614	8,896
Provision for income taxes	261	348	1,219	1,899
Net income	$930	$808	$4,395	$6,997

Earnings per common share:
Basic	$0.09	$0.07	$0.41	$0.65
Diluted	$0.09	$0.07	$0.40	$0.64

Weighted average shares outstanding, basic	10,742,550	10,876,426	10,789,009	10,839,335
Weighted average shares outstanding, diluted	10,746,119	11,019,506	10,855,552	11,004,597

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	December 31,
	2023	2022
Assets
Cash and due from banks	$14,178	$13,294
Federal funds sold	7,524	14,569
Interest bearing depository accounts	427	3,521
Total cash and cash equivalents	22,129	31,384

Available for sale securities (at fair value)	191,985	223,659
Loans receivable (net of allowance for credit losses of $8,124 and $7,943, respectively)	1,008,851	994,368
Federal Home Loan Bank stock	6,514	3,258
Accrued interest receivable	4,616	4,255
Cash surrender value of life insurance	30,031	29,794
Deferred tax assets (net of valuation allowance of $598 and $450, respectively)	9,936	10,131
Premises and equipment, net	17,567	18,722
Other real estate owned	25	—
Goodwill	2,235	2,235
Intangible assets, net	246	334
Other assets	19,067	17,837
Total assets	$1,313,202	$1,335,977
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$249,793	$283,563
Interest bearing	780,710	846,370
Total deposits	1,030,503	1,129,933

Mortgagors’ escrow accounts	9,274	9,732
Advances from the Federal Home Loan Bank	128,064	57,723
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	26,521	25,302
Total liabilities	1,199,517	1,227,845

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,072,607 and 11,284,565 at December 31, 2023 and December 31, 2022, respectively)	111	113
Additional paid-in capital	45,959	47,075
Unearned common stock held by the employee stock ownership plan	(3,273)	(3,491)
Retained earnings	100,386	96,624
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(26,077)	(28,192)
Defined benefit pension plan, net of taxes	(3,421)	(3,997)
Total accumulated other comprehensive loss	(29,498)	(32,189)
Total stockholders’ equity	113,685	108,132
Total liabilities and stockholders’ equity	$1,313,202	$1,335,977

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Performance Ratios (1):
Return on average assets (2)	0.28%	0.24%	0.33%	0.54%
Return on average equity (3)	3.43%	2.99%	4.03%	6.06%
Net interest margin (4)	2.96%	3.16%	3.06%	3.45%
Efficiency ratio (5)	86.52%	86.81%	83.28%	78.40%
Average interest-earning assets to average interest-bearing liabilities	132.96%	138.48%	133.80%	142.18%
Total gross loans to total deposits	97.87%	87.65%	97.87%	87.65%
Average equity to average assets (6)	8.18%	8.14%	8.19%	8.91%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.81%	0.80%	0.81%	0.80%
Allowance for credit losses on loans as a percent of non-performing loans	194.26%	179.54%	194.26%	179.54%
Net charge-offs to average outstanding loans during the period	(0.06)%	(0.09)%	(0.21)%	(0.11)%
Non-performing loans as a percent of total gross loans	0.41%	0.45%	0.41%	0.45%
Non-performing assets as a percent of total assets	0.32%	0.33%	0.32%	0.33%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	11.96%	11.55%	11.96%	11.55%
Total capital (to risk-weighted assets)	12.70%	12.25%	12.70%	12.25%
Common equity Tier 1 capital (to risk-weighted assets)	11.96%	11.55%	11.96%	11.55%
Tier 1 leverage ratio (to average total assets)	10.10%	9.75%	10.10%	9.75%

Other Data:
Book value per common share			$ 10.27	$ 9.58
Tangible book value per common share(8)			$ 10.04	$ 9.35

(1)	Performance ratios for the three month periods ended December 31, 2023 and 2022 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	December 31,
	2023	2022
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$113,685	$108,132
Total shares outstanding	11,073	11,285
Book value per common share	$10.27	$9.58
Total common equity
Total shareholders' equity (book value) (GAAP)	$113,685	$108,132
Goodwill	(2,235)	(2,235)
Intangible assets, net	(246)	(334)
Tangible common equity (non-GAAP)	$111,204	$105,563
Tangible book value per common share
Tangible common equity (non-GAAP)	$111,204	$105,563
Total shares outstanding	11,073	11,285
Tangible book value per common share (non-GAAP)	$10.04	$9.35

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com